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                                                                      EXHIBIT 17

                          QUANTITATIVE GROUP OF FUNDS
                          ---------------------------

               AMENDMENT TO TERMS AND CONDITIONS OF DISTRIBUTION
               -------------------------------------------------
                                   AGREEMENT
                                   ---------

     Amendment dated May 18, 1998 to the Terms and Conditions of the Distribution Agreement dated April 17, 1985, between QUANTITATIVE GROUP OF FUNDS, formerly U.S. Boston Investment Company, a Massachusetts business trust (the "Trust"), and U.S. BOSTON CAPITAL CORPORATION, a Massachusetts Corporation ("U.S. Boston Capital").

     Witnesseth:

     Whereas, the Trust desires U.S. Boston Capital to distribute a new series, the Quantitative Foreign Value Fund, and the Trust and U.S. Boston Capital desire to set as to the Quantitative Foreign Value Fund the fee payable to U.S. Boston Capital under the Terms and Conditions of the Distribution Agreement; and

     Now, therefore, in consideration of the mutual covenants set forth in the Distribution Agreement, the Trust and U.S. Boston Capital agree that: (1) the Terms and Conditions of the Distribution Agreement shall be amended as follows:

     1. By adding to the end of the second paragraph of Section 2 of the Terms and Conditions of the Distribution Agreement the following:

     The limitation set forth in this Section 2 shall not apply to the Quantitative Mi Cap Fund, Quantitative Emerging Markets Fund, or Quantitative Foreign Value Fund.

and (ii) the Distribution Plan be amended as follows:

     1. By replacing the first sentence of Section 1 of the Distribution Plan with the following:

     The Trust will pay to U.S. BOSTON CAPITAL Corporation a Massachusetts corporation which acts a principal distributor of the Trust's shares (the "Distributor") a monthly fee at the annual rate set forth in Exhibit A attached hereto for each series of the Trust ("Series") of the average net asset value of Ordinary Shares held in shareholder accounts opened during the period the Plan is in effect ("Qualified Accounts"), as determined at the close of each business day during the month, for acting as principal distributor. Such fee computed for each Series shall be paid from the assets of such Series
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     2.   By adding the following Exhibit A to the Distribution Plan:

                                   EXHIBIT A

                              to Distribution Plan

                          Quantitative Group of Funds

Fund Name                                Annual Fee
---------                                ----------
Quantitative Small Cap Fund              0.50%
Quantitative Mid Cap Fund                0.25%
Quantitative Growth and Income Fund      0.50%
Quantitative International Equity Fund   0.50%
Quantitative Emerging Markets Fund       0.50%
Quantitative Foreign Value Fund          0.25%

     IN WITNESS WHEREOF, QUANTITATIVE GROUP OF FUNDS and U.S. BOSTON CAPITAL CORPORATION have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized on this 18th day of May, 1998.

QUANTITATIVE GROUP OF FUNDS
By:
  President


U.S. BOSTON CAPITAL CORPORATION

By:
  President